Exhibit 99.1

Erasca Reports First Quarter 2026 Business Updates and Financial Results

Robust monotherapy efficacy and generally well-tolerated safety results observed during dose escalation for ERAS-0015 in both KRAS G12X NSCLC and PDAC reinforce best-in-class potential across RAS-targeted agents

ERAS-0015 monotherapy expansion and combination dose escalation data expected in H1 2027; ERAS-4001 Phase 1 preliminary monotherapy data expected in H2 2026

Robust balance sheet with cash, cash equivalents, and marketable securities of $409 million as of March 31, 2026 expected to fund operations into H2 2028

SAN DIEGO, May 11, 2026 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter ended March 31, 2026.

“We continue to execute well across our RAS-targeting franchise, advancing ERAS-0015 clinical development ahead of schedule,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “The best-in-class potential of ERAS-0015 is striking, highlighted by robust responses in patients with KRAS G12X lung or pancreatic cancer, along with favorable safety and tolerability results primarily consisting of low-grade adverse events in our recently reported data. Notably, we believe ERAS-0015 has the potential to become a backbone of combination therapy based in part on the initial panitumumab combination data we shared last month. We continue to advance monotherapy expansion and combination dose escalation cohorts, with data from both anticipated in the first half of 2027.”

Dr. Lim continued, “In parallel, our pan-KRAS inhibitor ERAS-4001 is progressing through Phase 1 dose escalation, with preliminary safety, tolerability, pharmacokinetics, and early efficacy data expected in the second half of 2026. We are encouraged by the differentiated potential of our RAS-targeting franchise to meaningfully transform the treatment landscape for RAS-driven cancers and look forward to sharing further updates in the coming months.”

Research and Development (R&D) Highlights

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Entered into a Clinical Trial Collaboration and Supply Agreement (CTCSA) with Merck: In May 2026, Erasca announced that it had entered into a CTCSA with Merck (known as MSD outside of the United States and Canada) under which ERAS-0015 will be combined with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab). Pursuant to the CTCSA, Merck will supply pembrolizumab at no cost, and Erasca will be the trial sponsor.
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Robust Preliminary Dose Escalation Monotherapy Data for ERAS-0015: In April 2026, Erasca announced positive preliminary dose escalation data for ERAS-0015 monotherapy including robust response rates in KRAS G12X non-small cell lung cancer (NSCLC) and pancreatic ductal adenocarcinoma (PDAC). The safety and tolerability results were generally favorable, with mostly low-grade adverse events (AEs), limited dose reductions due to treatment-related adverse events (TRAEs), and no discontinuations due to TRAEs. Pharmacokinetic (PK) data showed dose-dependent exposure with no observed plateau, supporting the selection of 24 mg and 32 mg QD (once daily) as recommended doses for expansion. In addition, encouraging early combination data support the potential of ERAS-0015 in combination with panitumumab. (U.S. monotherapy trial AURORAS-1 data cutoff (DCO) 4Apr2026; China monotherapy trial JYP0015M101 DCO 27Feb2026; U.S. panitumumab combination trial DCO 31Mar2026.)
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Initiated Monotherapy Expansion and Combination Dose Escalation: In April 2026, Erasca announced that dose escalation of ERAS-0015 in combination with anti-EGFR monoclonal antibody panitumumab was initiated in the first quarter of 2026 and that the monotherapy expansion cohorts for ERAS-0015 were initiated in the second quarter of 2026. Both of these milestones were completed ahead of the original second half of 2026 guidance.
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Entered into a CTCSA with Tango Therapeutics (Tango): In March 2026, Erasca announced that it had entered into a CTCSA with Tango under which ERAS-0015 will be combined with vopimetostat (Tango’s PRMT5 inhibitor). Pursuant to the CTCSA, Erasca will supply ERAS-0015 at no cost, and Tango will be the trial sponsor.
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U.S. Composition of Matter Patent Issued for ERAS-4001: In February 2026, Erasca announced that the U.S. Patent and Trademark Office issued patent No. 12,552,813, which protects the composition of matter and related compositions for potentially first-in-class pan-KRAS inhibitor ERAS-4001 until June 2043, absent any patent term adjustments or extensions.

Corporate Highlights

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Expanded License Agreement Territory for ERAS-0015:In March 2026, Erasca announced the expansion of its existing licensing agreement with Joyo Pharmatech Co., Ltd. (Joyo) to include China, Hong Kong, and Macau, providing Erasca with worldwide rights to its potential best-in-class pan-RAS molecular glue ERAS-0015.
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Completed Upsized Financing: In January 2026, Erasca completed a successful upsized public offering, raising approximately $258.8 million in gross proceeds. The transaction, supported by high-quality new and existing healthcare-focused investors, significantly strengthened Erasca’s balance sheet.

Key Upcoming Milestones

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AURORAS-1: Phase 1 trial for ERAS-0015 (pan-RAS molecular glue) in patients with RAS-mutant solid tumors
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Monotherapy expansion data expected in the first half of 2027
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Combination dose escalation data planned for the first half of 2027
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BOREALIS-1: Phase 1 trial for ERAS-4001 (pan-KRAS inhibitor) in patients with KRAS-mutant solid tumors
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Preliminary safety, tolerability, PK, and initial efficacy Phase 1 monotherapy data expected in the second half of 2026
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Initiation of monotherapy expansion cohorts and combination dose escalation cohorts planned for 2027

First Quarter 2026 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $408.5 million as of March 31, 2026, compared to $341.8 million as of December 31, 2025. Erasca expects its cash, cash equivalents, and marketable securities to fund operations into the second half of 2028.

Research and Development (R&D) Expenses: R&D expenses were $27.3 million for the quarter ended March 31, 2026, compared to $26.0 million for the quarter ended March 31, 2025. The increase was primarily driven by increases in personnel costs, including stock-based compensation expense, and expenses incurred in connection with clinical trials, preclinical studies, and discovery activities, partially offset by decreases in outsourced services, consulting fees, and facilities-related expenses and depreciation. Erasca also recorded $150.0 million of in-process R&D expense during the quarter ended March 31, 2026 for the exercise of the option to expand its territory to worldwide under Erasca’s ERAS-0015 license agreement.

General and Administrative (G&A) Expenses: G&A expenses were $10.6 million for the quarter ended March 31, 2026, compared to $9.7 million for the quarter ended March 31, 2025. The increase was primarily driven by personnel costs, including stock-based compensation expense.

Net Loss: Net loss was $183.4 million, or $(0.60) per basic and diluted share, for the quarter ended March 31, 2026, compared to $31.0 million, or $(0.11) per basic and diluted share, for the quarter ended March 31, 2025.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of patients with cancer. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits for each of our product candidates, including ERAS-0015 and ERAS-4001; the planned advancement of our development pipeline, including the anticipated timing of the initiation of certain patient cohorts, and the anticipated timing of data readouts for the AURORAS-1 and BOREALIS-1 trials; the ability of our RAS-targeting franchise to meaningfully transform the treatment landscape for RAS-driven cancers; the potential for ERAS-0015 to be best-in-class or serve as backbone therapy for future combination therapies, and the potential for ERAS-4001 to be first-in-class or best-in-class; statements relating to our intellectual property portfolio, including the future granting of patents and the anticipated periods of time until such patents expire, and the related implications for us; and the sufficiency of our cash, cash equivalents, and marketable securities to fund operations into the second half of 2028. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; the timing of our clinical data readouts, including for the AURORAS-1 and BOREALIS-1 trials, may be delayed; our product candidates, including ERAS-0015 and ERAS-4001, may not demonstrate therapeutic benefits that we expect; this press release references clinical data generated by our third-party licensor, and such data are presented as received and have not been independently verified by us; topline and preliminary results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, including the risk that an unconfirmed partial response to treatment may not ultimately result in a confirmed partial response to treatment after follow-up evaluations; differences exist between trial designs, patient characteristics and other factors for the AURORAS-1 and JYP0015M101 clinical trials, and caution should be exercised in drawing any conclusions from such data across separate studies as such pooling and comparative data is inherently limited and such data may not be directly comparable; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, data readout, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; we may be unable to secure partnerships or other strategic collaborations for naporafenib on acceptable terms or at all; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses, including our ability to successfully defend against allegations raised by, or any future litigation initiated by, Revolution Medicines (RevMed) that ERAS-0015 infringes patents held by RevMed or was derived from RevMed trade secrets; our ability to fund our operating plans with our current cash, cash equivalents, and marketable securities; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31,	December 31,
	2026	2025
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$408,507	$341,796
Working capital	227,120	257,728
Total assets	461,234	396,154
Accumulated deficit	(1,075,649)	(892,209)
Total stockholders’ equity	393,528	325,171

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Operating expenses:
Research and development	$27,265	$25,969
In-process research and development	150,000	—
General and administrative	10,646	9,661
Total operating expenses	187,911	35,630
Loss from operations	(187,911)	(35,630)
Other income (expense)
Interest income	4,449	4,740
Other income (expense), net	22	(76)
Total other income (expense), net	4,471	4,664
Net loss	$(183,440)	$(30,966)
Net loss per share, basic and diluted	$(0.60)	$(0.11)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	304,317,460	283,260,289
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities, net	(1,327)	223
Comprehensive loss	$(184,767)	$(30,743)

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.